Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2012

– Company to provide product pipeline update on conference call at 5 PM ET today –

SAN DIEGO, CA., August 6, 2012 – Verenium Corporation (Nasdaq: VRNM), a leading industrial biotechnology company focused on the development and commercialization of high-performance enzymes, today reported operating highlights and financial results for the second quarter and six months ended June 30, 2012.

“The first half of the year proved to be an important turning point for Verenium,” said James Levine, President & Chief Executive Officer at Verenium. “With the recent move into our new facility completed and our debt repaid, we are focused on growing our business through the sales of our current marketed products, developing our product pipeline, and establishing future collaborations and partnerships.”

Company Highlights

Since the beginning of 2012, the Company has made progress on both operational and financial fronts. Recent accomplishments include:

•	Completed a strategic transaction with DSM Food Specialties, B.V. (“DSM”), including the sale of the Company’s oilseed processing business, for total consideration of $37 million;

•	Repurchased $34.9 million in convertible notes outstanding, retiring all of the Company’s remaining debt;

•	Announced that the Company’s next-generation enzyme breaker was authorized for use in hydraulic fracturing by the Environmental Protection Agency (EPA);

•	Completed moving into the Company’s new office and state-of-the-art laboratory and pilot plant facility in San Diego, California; and

•	Ended the second quarter with unrestricted cash of $14.4 million and $5.7 million in restricted cash.

Financial Results

In the commentary below, the operating results of the Company’s oilseed processing business, sold to DSM in March 2012, for prior periods are included in continuing operations.

Revenues

Revenues for the periods ended June 30, 2012 and 2011 were as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Animal health and nutrition	$9,256	$8,035	$16,672	$16,110
Grain processing	2,256	4,535	5,841	8,429
Oilseed processing	—	1,629	579	2,612
All other products	730	279	871	359

Total product	12,242	14,478	23,963	27,510
Contract manufacturing (1)	2,486	—	2,486	—
Collaborative and license	969	656	6,477	1,020

Total revenue	$15,697	$15,134	$32,926	$28,530

(1)	Revenue from the DSM supply agreement is reported as contract manufacturing, revenue for Purifine and Veretase prior to the DSM transaction are reflected in oilseed processing and grain processing revenue, respectively.

Total revenues for the six months ended June 30, 2012 increased 15% to $32.9 million from $28.5 million for the same period in the prior year. Product and contract manufacturing revenues represented approximately 80% of total revenues for the six months ended June 30, 2012 compared to 96% for the same period in the prior year.

Product revenue for the six months ended June 30, 2012 decreased 13% to $24.0 million from $27.5 million for the same period in the prior year, primarily due to a decrease in grain processing revenue compared to 2011 due primarily to adverse business conditions in the corn ethanol industry and the sale of the Company’s Purifine and Veretase products to DSM in March of 2012. The decrease was partially offset by an increase in Phyzyme phytase revenue due to increased manufacturing volumes, as well as an increase in profit share from Dupont.

Product and contract manufacturing revenue from non-Phyzyme products as a percentage of total product and contract manufacturing revenues decreased to 37% for the six months ended June 30, 2012 compared to 51% for the same period in the prior year.

Contract manufacturing revenue increased as a result of the supply agreement entered into in conjunction with the DSM sale, under which to the Company produces and sells Purifine and Veretase to DSM at lower sales prices than when the Company sold directly to end customers.

Total collaborative revenue for the six months ended June 30, 2012 increased to $6.5 million from $1.0 million for the same period in the prior year, primarily due to recognition of the $2.9 million license fee revenue from Novus International, Inc., and $1.5 million in license fees associated with the DSM transaction. The Company also generated $0.5 million in revenue from a one-time up-front payment associated with the development of a commercial product under an agreement with Tate & Lyle.

Product and Contract Manufacturing Gross Profit and Gross Margin

Product and contract manufacturing gross profit for the six months ended June 30, 2012 decreased 8% to $9.2 million from $10.0 million for the same period in the prior year. Gross margin decreased to 35% of total product and contract manufacturing revenue for the six months ended June 30, 2012, compared to 36% for the six months ended June 30, 2011. Gross margin decreased primarily due to the Company’s supply agreement with DSM, under which the Company sells Purifine and Veretase enzymes at a lower margin.

Operating Expenses (excluding cost of product and contract manufacturing revenue and restructuring expense)

Excluding cost of product and contract manufacturing revenues and restructuring charges, total operating expenses related to continuing operations for the six months ended June 30, 2012 increased to $17.4 million (including share-based compensation of $0.4 million) from $14.1 million (including share-based compensation of $0.3 million) for the same period in the prior year. This increase is primarily due to reimbursement of $1.1 million of legal fees during the first quarter of 2011 associated with the settlement of a noteholder lawsuit, which was recorded as an offset to operating expenses. In addition, operating expenses were elevated during the first quarter of 2012 for transaction costs associated with various financing alternatives the Company was pursuing. Overall, after the effect of the prior year legal fee reimbursement, ongoing general and administrative expenses have remained flat over the prior year, while research and development costs have increased, reflecting continued investment in pipeline products.

Gain on Sale of Oilseed Processing Business

On March 23, 2012, the Company entered into an asset purchase agreement with DSM for the purchase of the Company’s oilseed processing business and concurrently entered into a license agreement, a supply agreement and a transition services agreement with DSM. The aggregate consideration received by the Company was $37 million. The gain on sale for the six months ended June 30, 2012 was calculated as the difference between the allocated consideration amount for the oilseed processing business, in accordance with authoritative accounting guidance, of $31.3 million and the net carrying amount of the purchased assets and liabilities and transaction costs.

Income (Loss) from Operations

Income from operations for the six months ended June 30, 2012 was $29.6 million compared to loss from operations of $6.0 million for the same period in 2011, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses and the gain on sale of the oilseed business of $31.3 million, the Company’s non-GAAP pro-forma loss from operations was $1.7 million for the six months ended June 30, 2012 compared to $3.0 million for the same period in 2011. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Net Income from Continuing Operations

Net income from continuing operations for the six months ended June 30, 2012 was $27.7 million compared to $2.3 million for the same period in 2011, on a GAAP accounting basis. Adjusted for the impact of restructuring expenses, non-cash items related to the Company’s convertible debt and gain on sale of its oilseed processing business, the Company’s non-GAAP pro-forma net loss from continuing operations for the six months ended June 30, 2012 was $2.8 million compared to $4.8 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Balance Sheet

The Company ended the quarter with $14.4 million in cash and cash equivalents and $5.7 million in total restricted cash. On April 2, 2012, the Company repurchased the remaining $34.9 million in principal amount of its outstanding 5.5% convertible notes. To effect these repurchases, the Company paid a total of $35.8 million in cash to its noteholders, including accrued and unpaid interest. The Company has no remaining debt as of June 30, 2012.

“Despite adverse conditions in the corn ethanol industry, we are pleased overall with our financial results for the first half of 2012,” said Jeffrey Black, Senior Vice President and Chief Financial Officer. “As we aggressively push to increase customer adoption rates, grow our top line and improve product gross margins, we continue to maintain our focus on prudent cost management and cash conservation.”

Conference Call and Webcast

The Company will host a conference call with live webcast on Monday, August 6 at 5:00 p.m. ET. The call may be accessed by dialing 877-755-7422 (domestic) or 678-894-3067 (international) five minutes prior to start time and providing the passcode 11868063. A link to the live webcast and the slides included in the webcast may also be accessed by visiting the “Investors” section of the Company’s website at http://ir.verenium.com/. A replay of the event will be available on the Company’s website approximately two hours after the call and will be archived for 30 days.

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s technology, products and product candidates and product pipeline, lines of business, operations (including Verenium’s ability to successfully negotiate and enter into future collaborations and partnerships), capabilities, commercialization activities, customer adoption rates, industry conditions, future financial performance, and near-term and longer-term growth and prospects. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, technologies, products and product candidates and product pipeline (including Verenium’s ability to identify, develop and commercialize new products and product candidates, either independently or with collaborators or partners, and market demand for those products and product candidates), dependence on patents and proprietary rights, protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies, the timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture or partnership agreements and licenses on a timely basis or at all, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2011 and any updates contained in its subsequently filed quarterly reports on Form 10-Q . These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Sarah Carmody

Manager, Corporate Communications

858-431-8581

sarah.carmody@verenium.com

Verenium Corporation

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Product	$12,242	$14,478	$23,963	$27,510
Contract manufacturing	2,486	—	2,486	—
Collaborative and license	969	656	6,477	1,020

Total revenue	15,697	15,134	32,926	28,530
Operating expenses:
Cost of product and contract manufacturing revenue	9,921	9,392	17,236	17,476
Product and contract manufacturing gross profit	4,807	5,086	9,213	10,034
Product and contract manufacturing gross margin	33%	35%	35%	36%
Research and development	3,880	2,288	7,041	4,920
Selling, general and administrative	4,428	4,666	10,356	9,166
Restructuring charges	9	82	16	2,920

Total operating expenses	18,238	16,428	34,649	34,482
(Gain) loss on sale of oilseed processing business	203	—	(31,278)	—

Income (loss) from operations	(2,744)	(1,294)	29,555	(5,952)
Other income and expense:
Interest and other expense, net	(43)	(692)	(1,052)	(1,753)
Gain on debt extinguishment upon repurchase of convertible notes	—	—	—	11,284
Gain (loss) on net change in fair value of derivative assets and liabilities	232	518	(92)	(1,295)

Total other income (expense), net	189	(174)	(1,144)	8,236
Net income (loss) from continuing operations before income taxes	(2,555)	(1,468)	28,411	2,284
Income tax benefit (provision)	87	—	(742)	—

Net income (loss) from continuing operations	(2,468)	(1,468)	27,669	2,284
Net Income (loss) from discontinued operations	(11)	—	(26)	61

Net income (loss) attributed to Verenium	$(2,479)	$(1,468)	$27,643	$2,345

Net income (loss) per share, basic:
Continuing operations	$(0.20)	$(0.12)	$2.19	$0.18

Discontinued operations	$—	$—	$—	$—

Attributed to Verenium Corporation	$(0.20)	$(0.12)	$2.19	$0.19

Net income (loss) per share, diluted:
Continuing operations	$(0.20)	$(0.12)	$2.15	$0.18

Discontinued operations	$—	$—	$—	$—

Attributed to Verenium Corporation	$(0.20)	$(0.12)	$2.14	$0.19

Shares used in computing net income (loss) per share, basic	12,618	12,606	12,614	12,606

Shares used in computing net income (loss) per share, diluted	12,618	12,606	13,117	12,606

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30, 2012 (unaudited)	December 31, 2011
Cash and cash equivalents	$14,357	$28,759
Restricted cash, short term	2,500	5,000
Accounts receivable, net	10,017	11,371
Inventories, net	5,483	6,323
Other current assets	2,560	2,396
Restricted cash, long term	3,200	3,200
Property and equipment, net	13,502	7,806
Other noncurrent assets	692	482

Total assets	$52,311	$65,337

Accounts payable and accrued expenses	$10,938	$15,062
Other short term liabilities	291	436
Deferred revenue, current	1,813	4,137
Convertible notes	—	34,851
Other long term liabilities	792	906
Stockholders’ equity	38,477	9,945

Total liabilities and stockholders’ equity	$52,311	$65,337

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three and six months ended June 30, 2012 and 2011, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

Non-GAAP Pro Forma Income (Loss) From Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income (loss) from operations	$(2,744)	$(1,294)	$29,555	$(5,952)
Adjustments:
(Gain) loss on sale of oilseed processing business	203	—	(31,278)	—
Restructuring charges	9	82	16	2,920

Non-GAAP pro forma loss from operations	$(2,532)	$(1,212)	$(1,707)	$(3,032)

Non-GAAP Pro Forma Net Income (Loss) From Continuing Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss) from continuing operations	$(2,468)	$(1,468)	$27,669	$2,284
Adjustments:
Gain (loss) on sale of oilseed processing business	203	—	(31,278)	—
Restructuring charges	9	82	16	2,920
Income tax (benefit) provision (attributed to sale of oilseed processing business)	(87)	—	742	—
Gain on debt extinguishment upon repurchase of convertible notes	—	—	—	(11,284)
(Gain) loss on net change in fair value of derivative assets and liabilities	(232)	(518)	92	1,295

Non-GAAP pro forma net loss from continuing operations	$(2,575)	$(1,904)	$(2,759)	$(4,785)

Non-GAAP pro forma net loss from continuing operations per share, basic	$(0.20)	$(0.15)	$(0.22)	$(0.38)